                           STOCK REDEMPTION AGREEMENT
                           --------------------------


     This STOCK REDEMPTION AGREEMENT (the "Agreement") is made as of this 10th day of July, 1997, by and between BUSH INDUSTRIES, INC., a Delaware corporation with its principal place of business at One Mason Drive, Jamestown, New York 14702 (the "Corporation"), and PAUL S. BUSH, One Mason Drive, Jamestown, New York 14702 (the "Shareholder").


                              W I T N E S S E T H:

     WHEREAS, the Shareholder is currently a principal shareholder of the Corporation, and owns of record and/or beneficially shares of the Corporation's Class A Common Stock, $.10 par value per share (the "Class A Shares") and shares of the Corporation's Class B Common Stock, $.10 par value per share (the "Class B Shares") (hereinafter the Class A Shares and the Class B Shares are collectively referred to as the "Shares");

     WHEREAS, the Corporation is desirous of protecting the Corporation and its stockholders by attempting to reduce the possibility that any future personal representative of the estate of the Shareholder and certain other persons would be required to sell large blocks of the Corporation's Shares, either in open market or in privately negotiated transactions, in order to fund debts and expenses of any such future estate;

     WHEREAS, the parties hereto believe that the interests of the Corporation's shareholders would be protected and that shareholder valuation would be preserved and enhanced if the parties hereto currently provide for a possible orderly mechanism in the event that the personal representative of the future estate of the Shareholder and certain other persons are required to sell large blocks of Shares to pay federal and state taxes and other expenses;

     WHEREAS, the parties hereto believe that it is in the best interests of the Corporation and its shareholders that the afore-described beliefs and goals of the Corporation can be best achieved if the Corporation and the Shareholder currently provide for the redemption by the Corporation of Shares owned by the estate of the Shareholder and certain other persons after the death of the Shareholder; and

     WHEREAS, the Corporation has procured insurance of the life of the Shareholder to fund any such redemption, upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1.   Purchase from Personal Representative
          -------------------------------------

          (a) Following the death of the Shareholder, the Personal Representative shall have the right to sell to the Corporation, from time to time, upon written demand ("Demand") to the Corporation by the Personal Representative and subject to the terms, conditions and limitations set forth in this Agreement, the number of Shares designated by the Personal Representative. Any such Demand shall be irrevocable, and shall set forth the amount of Shares which the Personal Representative desires that the Corporation purchase from the Personal Representative, provided that the Corporation shall not be required to purchase hereunder any Shares which the Personal Representative purchased from any party subsequent to the Shareholder's death, excluding any Shares acquired by the Personal Representative upon exercise or conversion of derivative securities, including without limitation, options and/or warrants. For the purposes of this Agreement, the term "Personal Representative" shall include the following acting together as a group: (i) the executors or administrators of the Shareholder's estate; (ii) the trustees of any trust created by Shareholder (either at the Shareholder's death or during the Shareholder's lifetime); and
(iii) any person the distribution to whom would qualify under Section 303(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") in accordance with Reg. 1.303-2 (f), promulgated under the Code.

          (b) Any Shares to be redeemed hereunder shall be redeemed by the Corporation pursuant to the terms, conditions and limitations contained herein, at such price per Share, as set forth and determined pursuant to Section 2 of
this Agreement.   Notwithstanding anything contained herein to the contrary, the parties hereto hereby agree that the aggregate amount of such Shares which the Corporation is required hereunder to redeem from the Personal Representative shall not exceed an amount of Shares which have an aggregate redemption price greater than the difference between (i) the aggregate proceeds ("Proceeds") received by the Corporation from the life insurance policies procured on the life of the Shareholder (listed in Exhibit A attached hereto) and (ii) any taxes, expenses or other costs incurred by the Corporation, including, without limitation any alternative minimum taxes, which the Corporation may be subject to or incur as a consequence of receiving insurance proceeds upon the death of the Shareholder. The parties agree that, if requested by the Personal Representative, the Corporation may, at its option, redeem Shares in excess of the limit of the aggregate amount of Shares required to be redeemed under this
Section 1(b).

          (c) The parties hereto hereby agree that the Personal Representative can request the Corporation to redeem Shares hereunder up until the time period permitted to pay estate taxes, as set forth in Section 6166 of the Code, provided that such time period under Section 6166 is so elected by the Personal Representative.

          (d) The parties hereto hereby agree that the Corporation is only required to redeem such amount of Shares as requested by the Personal Representative, subject to the conditions and limitations set forth herein, and that the Personal Representative is not obligated to request that the Corporation redeem any such Shares.

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

          (e) The parties hereto also agree that the Personal Representative, in its sole discretion, shall designate, if applicable, how many Shares of each class, that the Personal Representative will tender to the Corporation for redemption, if any.



     2.   Purchase Price.
          --------------

          (a) The purchase price of each share of Class A Shares and/or Class B Shares to be purchased by the Corporation pursuant to this Agreement shall be equal to the fair market value per share of the Class A Common Stock as provided below.

          (b) The fair market value per share of the Corporation's Class A Common Stock shall be deemed to be the average of the closing price of the Corporation's Class A Common Stock, as quoted on the New York Stock Exchange (or on any other exchange which such shares are then regularly traded, if such shares are not then traded on the New York Stock Exchange) for the thirty (30) consecutive trading days for which quotations are readily available which precede the date of a closing. In the event such shares of Class A Common Stock are then traded on the over-the-counter market or such other exchange or market for which closing prices are not regularly available then the fair market value per share of the Corporation's Class A Common Stock shall be deemed to be the average of the high and low sales prices of the Corporation's Class A Common Stock for each trading day for the thirty (30) consecutive trading days for which quotations are readily available which precede the date of such closing.

          (c) In the event that such shares of Class A Common Stock are not then quoted or traded on an exchange, the over-the-counter market or other market for which sales prices are available, then the fair market value shall be determined by an independent appraiser selected by the Corporation. If the Personal Representative objects to the appraiser selected by the Corporation, then the Personal Representative shall select an appraiser and each of those appraisers shall select a third appraiser who shall perform the appraisal, which shall be binding on the parties. The cost of the appraisal shall be borne equally by the Corporation and the Personal Representative. The valuation shall be made as of a date within thirty (30) days prior to any such closing.

     3.   Time of Closing.
          ----------------

          (a) The closing or closings of the redemption and purchase of the Shares required pursuant to Section 1 of this Agreement shall occur within thirty (30) days of the Corporation's receipt of a Demand for a closing, but not earlier than the receipt of Proceeds by the Corporation.

          (b) The parties hereto hereby agree that the Personal Representative shall not be entitled to any interest payments on the Proceeds received by the Corporation pending any such closing with respect to the redemption of the Shares.

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

          (c) The payment of the purchase price for the Shares being acquired pursuant to this Agreement shall be made by the Corporation by wire transfer or certified or bank cashier's check of immediately available funds, as instructed by the Personal Representative, against delivery by the Personal Representative of a certificate or certificates for the Shares being redeemed pursuant to this Agreement, with signatures medallion guaranteed. The Personal Representative shall also represent in writing to the Corporation at the time of such closing that Shares are then free and clear of any liens or encumbrances of any kind, whatsoever.

     4.   No Capital Impairment.  Notwithstanding anything to the contrary
          ----------------------
contained in this Agreement, no purchase of the Shares shall be made by the Corporation hereunder from the Personal Representative if the capital of the Corporation is then impaired or if the redemption would cause any impairment of the capital of the Corporation, within the meaning of Section 160 of the Delaware General Corporation Law or any similar applicable statute or if the Corporation is then insolvent or the purchase would render the Corporation insolvent. The Corporation shall not be liable to any person for any failure to purchase Shares by reason of the prohibition set forth herein.

     5.   Compliance with Laws and Applicable Loan Agreements.  Notwithstanding
          ----------------------------------------------------
anything to the contrary contained herein, the Corporation is under no obligation to purchase any Shares, if, in the opinion of the Corporation or its counsel, to do so would (i) violate any applicable federal or state laws or regulations, including, but not limited to, applicable federal and state securities laws and regulations or (ii) violate or result in an event of default and/or acceleration of payment of indebtedness under the provisions of any loan agreements to which the Corporation or any of its subsidiaries are a party or their assets are subject, including, but not limited to, the triggering of any change of control provision.

     6.   Insurance Proceeds.  The parties hereto hereby agree that they will
          ------------------
use their best efforts to maintain on behalf of the life of the Shareholder, with the Corporation designated as the beneficiary, life insurance policies in a face amount not less than $21,400,000. The Shareholder further agrees to use his best efforts to comply with any requests of the insurance carriers in order that the Corporation is able to maintain such policies in effect. The obligations of the Corporation hereunder shall terminate with no liability in the event the Corporation is unable to maintain such policies or collect under such policies based upon any action or inaction on the part of or on behalf of the Shareholder.

     7.   Sale of Shares.  The parties hereto hereby agree that subsequent to a
          --------------
Demand by the Personal Representative, as described above, and subject to the terms, conditions, and limitations set forth herein, pending the closing of the purchase of the Shares by the Corporation, the Personal Representative cannot sell or otherwise dispose, hypothecate, pledge, lien or otherwise convey such Shares, which are subject to such Demand, to a third party.

     8.   Notices.  All notices to be given or made under this Agreement shall
          -------
be effected by either registered or certified mail, postage prepaid, return receipt requested and shall be deemed given three (3) days after being mailed as provided herein. In the alternative, notice may be

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

effectuated by facsimile transmission with confirmation of receipt generated simultaneously therewith followed by a mailing by regular United States mail,
and shall be deemed given when such facsimile transmission is received.   Notice
may also be given by overnight delivery or personal delivery and shall be deemed given when received by the party to whom addressed, as evidenced by receipt of delivery of such notice. Mailed notice shall be addressed to the parties who have signed this Agreement as their addresses appear herein Each party may change its address by providing written notice in accordance with this section.

     9.   Successors and Assigns.  This Agreement shall inure to the benefit
          ----------------------
of and shall be binding upon the Corporation, its successors and assigns, including, but not limited to, any corporation or other entity which may acquire all or substantially all of the Corporation's assets and business or with or into which the Corporation may be consolidated or merged, and upon the Shareholder and the Personal Representative. The obligation of the surviving corporation in any consolidation or merger to which the Corporation is a party or of any corporation to which the Corporation may assign all or substantially all of its assets or business shall be to purchase from the Personal Representative, the Shares called for by Section 1 of this Agreement, or that class or series of securities, beneficially owned by Shareholder, at the date of his death, which was received in respect of the Shares.

     10.  Governing Law.  This Agreement shall be deemed to be made in the State
          -------------
of New York and shall be governed by and construed under the laws thereof, without application to the principles of conflicts of laws.

     11.  Severability.  The invalidity or unenforceability of any provision of
          ------------
this Agreement shall not effect the other provisions hereof and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     12.  Entire Agreement.  This Agreement constitutes the entire agreement of
          ----------------
the parties with respect to the subject matter hereof. It may be changed only by an agreement in writing signed by the parties hereto.

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

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first written above.

                                       BUSH INDUSTRIES, INC., a Delaware
                                       corporation


                                   By: /s/ Robert L. Ayres
                                       -----------------------------------------
                                       Robert L. Ayres, Chief Financial Officer,
                                       Chief Operating Officer
                                       and Executive Vice President

                                       /s/ Paul S. Bush
                                       -----------------------------------------
                                       PAUL S. BUSH, Individually

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